Exhibit 10.3

FIRST AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT
(“First Amendment”)

between

TEVA PHARMACEUTICALS USA, INC.

1090 Horsham Road, North Wales, PA 19454

(“Teva”)

and

BIOSANTE PHARMACEUTICALS, INC.

111 Barclay Boulevard, Lincolnshire, IL 60069

(“BioSante”)

WHEREAS, Teva and BioSante entered into a Development and License Agreement with an effective date of December 27, 2002 (“the Agreement”);

WHEREAS, subsequent to signature of the Agreement, the Parties have concluded that additional regulatory and legal work may be required;

WHEREAS, Teva and BioSante desire to amend the Agreement as their sole remedy for the changed circumstances of which they are both now aware, and in order to continue working together;

WHEREAS, in consideration of the mutual covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BioSante and Teva agree to amend certain provisions of the Agreement pursuant to this First Amendment;

WHEREAS, any defined terms used in this First Amendment shall have the same meaning as set out in the Agreement;

NOW THEREFORE, Teva and BioSante agree to amend the Agreement as set forth below.

1.                                      The definition of “Product” in Section 1.4.17 of the Agreement shall be deleted in its entirety and replaced with the following:

“Product” — shall mean the finished pharmaceutical product listed in Annex A developed in whole or in part by BioSante.

2.                                      The definition of “Royalties” in Section 1.4.22 of the Agreement shall be deleted in its entirety and replaced with the following:

“Royalties” — shall mean the following:

(a)                                 In the event that Teva launches the Product using a formulation developed solely by BioSante, an amount equal to seven and one half percent (7.5%) of Net Sales; provided, however, that during the period of time that Teva Markets such formulation and is the sole marketer of a generic 1% testosterone gel AB-rated to AndroGel® in the Territory such amount shall be equal to ten percent (10%) of Net Sales.

(b)                                 In the event that Teva launches the Product using a formulation that was not developed solely by BioSante, an amount equal to five percent (5%) of Net Sales; provided, however, that during the period of time that Teva Markets such formulation and is the sole marketer of a generic 1% testosterone gel AB-rated to AndroGel® in the Territory such amount shall be equal to seven and one half percent (7.5%) of Net Sales.

3.                                      The following shall be added as Section 2.6:

2.6                               All data, information and know-how developed by Teva and/or its Affiliates with or without the assistance of BioSante in connection with the Product shall be owned solely and exclusively by Teva.

4.                                      Section 3.11 shall be deleted in its entirety and replaced with the following:

3.11                        Subject to pre-approval by Teva, Teva shall reimburse BioSante for all Regulatory Expenses incurred by BioSante after July 1, 2002; provided, however, that Teva shall have no obligation to reimburse BioSante for any Regulatory Expenses related to a formulation for the Product based in whole or in part on information, data or expertise not contained in the Technical Package provided to Teva by BioSante on or before the Effective Date.  Payment with respect to Regulatory Expenses recoverable by BioSante under this Section 3.11 shall be made by Teva within thirty (30) days following receipt of an invoice and all supporting documentation from BioSante.

5.                                      Section 3.12 shall be renumbered to Section 3.13 and the following shall be added as Section 3.12:

3.12                        Teva shall bear its own Regulatory Expenses; provided, however, that following launch of the Product in the Territory, Teva shall reduce the Royalties payable to BioSante hereunder by an amount equal to any and all Regulatory Expenses incurred by Teva and/or its Affiliates related to developing a formulation for the Product based in whole or in part on information, data or expertise not contained in the Technical Package provided to Teva by BioSante on or before the Effective Date.  For the sake of clarification, the foregoing reduction shall apply only in the event that such formulation is used for the Product.

6.                                      Section 5.2 shall be renumbered to Section 5.3 and the following shall be added as Section 5.2:

5.2                               If a third party institutes a patent infringement suit or similar proceeding against Teva, its Affiliates and/or its subcontractors during the Term of this Agreement, which suit alleges that the filing of the ANDA for the Product and/or the manufacturing, Marketing, use, sale or offers for sale of the Product in the Territory infringes one or more patents owned by or licensed to such third party (“Patent Suit”), then Teva shall assume direction, control and disposition of the defense of claims arising therefrom. BioSante shall provide, at its sole cost and expense, any and all assistance that Teva may reasonably request relating to such Patent Suit. Teva shall advance all legal fees, expenses and reasonable settlement payments incurred by Teva and/or its Affiliates in connection with such Patent Suit (“Legal Expenses”).  Following launch of the Product in the Territory, Teva shall be entitled prior to any payment to BioSante either under Section 5 (Royalties) or Section 7(d) (Milestone Payments), to recoup all reasonable Legal Expenses and shall reduce any such payments due until it is fully reimbursed such Legal Expenses.  Nothing contained in this Section 5.2 is meant to derogate from BioSante’s representations and warranties and covenants as contained in Section 8 or its indemnification obligations as contained in Section 10.

7.                                      Subsections. (b) and (c) of Section 7 relating to milestone payments shall be deleted in their entirety and replaced with the following:

(b)                                 provided that a Patent Suit has not been instituted against Teva and/or its Affiliates and/or its subcontractors, One Million U.S. Dollars (U.S. $1,000,000) within thirty (30) days following the Launch Date;

(c)                                  provided that a Patent Suit has not been instituted against Teva and/or its Affiliates and/or its subcontractors, One Million U.S. Dollars (U.S. $1,000,000) one hundred and twenty (120) days following the Launch Date; and

8.                                      The following shall be added to the end of Section 7:

; provided, however, that in the event that a Patent Suit is instituted against Teva and/or its Affiliates and/or its subcontractors following payment by Teva of the milestone payments set forth in subsections (b) or (c), above, BioSante shall reimburse to Teva the applicable milestone payment within thirty (30) days following written request by Teva.

9.                                      The Parties agree that the following shall be added as Section 26 of the Agreement:

26.                               PERIODIC REPORTS/RIGHT TO AUDIT

Teva shall provide quarterly reports to BioSante of any Regulatory Expenses and/or Legal Expenses incurred by Teva, which BioSante must reimburse to Teva pursuant to Sections 3.12 and/or 5.2 herein. Teva shall permit an independent certified auditor selected by BioSante and reasonably acceptable to Teva to have access, during normal business hours and upon reasonable prior notice, to those books and records maintained by Teva reasonably necessary for BioSante to verify the accuracy of any such Regulatory Expenses and/or Legal Expenses; provided, however, that BioSante agrees to preserve the confidentiality of all privileged or confidential information. Any such independent audit shall be performed at BioSante’s sole cost and expense.

10.                               The Parties agree that save as expressly provided for herein all terms and conditions of the Agreement shall remain in full force and effect and that this First Amendment shall form an integral part of the Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this First Amendment as of the date below.

the date below.

TEVA PHARMACEUTICALS USA, INC.		BIOSANTE PHARMACEUTICALS, INC.

Signature:	/s/ Richard Egosi	Signature:	/s/ Stephen M. Simes

Name:	Richard Egosi	Name:	Stephen M. Simes

Title:	V.P. General Counsel	Title:	President & CEO

Date:	March 11, 2003	Date:	3/13/03